[Signature Page to First Amendment to Sale Agreement] IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written. BUYER: Ringo Acquisition Sub, Inc. By: ____________________________ Name: Title: EMCORE: EMCORE Corporation By: ____________________________ Name: Title: SELLER: L3Harris Technologies, Inc. By: ____________________________ Name: Daniel Gittsovich Title: VP, Corporate Strategy & Development